EXHIBIT 23.4

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
            --------------------------------------------------------


We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated July 20, 2006 relating to the consolidated statements of operations, of cash flows and of shareholders' deficit, member's interest and comprehensive income (loss) for the period from January 1, 2003 through March 31, 2003 of Enterprise NewsMedia, Inc. and our report dated July 20, 2006 relating to the consolidated statements of operations, of cash flows and of shareholders' deficit, member's interest, and comprehensive income (loss) for the period from April 1, 2003 through December 31, 2003 of Enterprise NewsMedia, LLC which are included in the Registration Statement on Form S-1, as amended of GateHouse Media, Inc. (File No. 333-135944).


/s/ PricewaterhouseCoopers LLP
New York, New York
October 25, 2006